Exhibit 10.7
NISOURCE INC.
FORM OF
CHANGE IN CONTROL AND TERMINATION AGREEMENT
     NiSource Inc., a Delaware corporation (“Employer”), which as used herein shall mean NiSource Inc. and all of its Affiliates, and                                          (“Executive”) hereby enter into a Change in Control and Termination Agreement as of                                         , (the “Effective Date”), which Agreement is hereinafter set forth (“Agreement”).
WITNESSETH
     WHEREAS, Employer considers the ability to attract and retain talented management to be part of its corporate strategy and necessary in protecting and enhancing the interests of the Employer and its shareholders. As part of this strategy, Employer desires to retain Executive in its employment notwithstanding any actual or threatened Change in Control; and
     WHEREAS, Executive and Employer desire to enter into this Agreement pertaining to the terms of Executive’s employment in the event of any actual or threatened Change in Control;
     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:
     1. Term. This Agreement shall begin on the Effective Date and shall continue in effect until the date which is 24 months after the date on which either Employer or Executive has given written notice to the other party of its or his election to have this Agreement terminate (“Term”).
     2. Definitions. For purposes of this Agreement:
          (a) “Affiliate” or “Associate” shall have the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934.
          (b) “Base Salary” shall mean Executive’s monthly base salary at the rate in effect on the date of a reduction for purposes of paragraph (g) of this Section, or on the date of a termination of employment under circumstances described in subsections 3(a) or (b) below, whichever is higher; provided, however, that such rate shall in no event be less than the highest rate in effect for Executive at any time during the Term.

          (c) “Beneficiary” shall mean the person or entity designated by Executive, by written instrument delivered to Employer, to receive the benefits payable under this Agreement in the event of his death. If Executive fails to designate a Beneficiary, or if no Beneficiary survives Executive, such death benefits shall be paid:
               (i) to his surviving spouse; or
               (ii) if there is no surviving spouse, to his living descendants per stirpes; or
               (iii) if there is neither a surviving spouse nor descendants, to his duly appointed and qualified executor or personal representative.
          (d) “Bonus” shall mean Executive’s target annual incentive bonus compensation for the calendar year in which the date of a termination of employment under circumstances described in subsection 3(a) below occurs, under the NiSource Inc. Corporate Incentive Plan or such other incentive bonus compensation plan then maintained by Employer (“Annual Incentive Plan”); provided, however, that such target annual incentive bonus compensation shall in no event be less than the highest target annual incentive bonus compensation of Executive under any such Annual Incentive Plan for any calendar year commencing during the Term.
          (e) A “Change in Control” shall be deemed to take place on the occurrence of any of the following events:
     (1) The acquisition by an entity, person or group (including all Affiliates or Associates of such entity, person or group) of beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, of capital stock of NiSource Inc. entitled to exercise more than 30% of the outstanding voting power of all capital stock of NiSource Inc. entitled to vote in elections of directors (“Voting Power”);
     (2) The effective time of (i) a merger or consolidation of NiSource Inc. with one or more other corporations unless the holders of the outstanding Voting Power of NiSource Inc. immediately prior to such merger or consolidation (other than the surviving or resulting corporation or any Affiliate or Associate thereof) hold at least 50% of the Voting Power of the surviving or resulting corporation (in substantially the same proportion as the Voting Power of NiSource Inc. immediately prior to such merger or consolidation), or (ii) a transfer of a

Substantial Portion of the Property, of NiSource Inc. other than to an entity of which NiSource Inc. owns at least 50% of the Voting Power; or
     (3) The election to the Board of Directors of NiSource Inc. (the “Board”) of candidates who were not recommended for election by the Board, if such candidates constitute a majority of those elected in that particular election (for this purpose, recommended directors will not include any candidate who becomes a member of the Board as a result of an actual or threatened election contest or proxy or consent solicitation on behalf of anyone other than the Board or as a result of any appointment, nomination, or other agreement intended to avoid or settle a contest or solicitation). Notwithstanding the foregoing, a Change in Control shall not be deemed to take place by virtue of any transaction in which Executive is a participant in a group effecting an acquisition of NiSource Inc. and, after such acquisition, Executive holds an equity interest in the entity that has acquired NiSource Inc.
          (f) “Good Cause” shall be deemed to exist if, and only if Employer notifies Executive, in writing, within 60 days of its knowledge that one of the following events occurred:
     (1) Executive engages in acts or omissions constituting dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing or malfeasance, in each case that results in substantial harm to Employer; or
     (2) Executive is convicted of a criminal violation involving fraud or dishonesty.
(g) “Good Reason” shall be deemed to exist if, and only if:
     (1) there is a significant diminution in the nature or the scope of Executive’s authorities or duties;
     (2) there is a significant reduction in Executive’s monthly rate of Base Salary and his opportunity to earn a bonus under an incentive bonus compensation plan maintained by Employer or his benefits; or
     (3) Employer changes by 50 miles or more the principal location at which Executive is required to perform services as of the date of a Change in Control.
          (h) “Pension Plan” shall mean any Retirement Plan that is a defined benefit plan as defined in Section 3(35) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

          (i) “Retirement Plan” shall mean any qualified or nonqualified supplemental employee pension benefit plan, as defined in Section 3(2) of ERISA, currently or hereinafter made available by Employer in which Executive is eligible to participate.
          (j) “Severance Period” shall mean the period beginning on the date Executive’s employment with Employer terminates under circumstances described in subsection 3(a) and ending on the date 241 months thereafter.
          (k) “Substantial Portion of the Property of NiSource Inc.” shall mean 50% of the aggregate book value of the assets of NiSource Inc. and its Affiliates and Associates as set forth on the most recent balance sheet of NiSource Inc., prepared on a consolidated basis, by its regularly employed, independent, certified public accountants.
          (l) “Welfare Plan” shall mean any health and dental plan, disability plan, survivor income plan or life insurance plan, as defined in Section 3(1) of ERISA, currently or hereafter made available by Employer in which Executive is eligible to participate.
     3. Benefits Upon Termination of Employment.
          (a) The following provisions will apply if a Change in Control occurs during the Term, and at any time during the 24 months after the Change in Control occurs (whether during or after the expiration of the Term), the employment of Executive with Employer is terminated by Employer for any reason other than Good Cause, or Executive terminates his employment with Employer for Good Reason. In addition, the following provisions also will apply if (i) a Change in Control occurs during the Term, (ii) Employer has terminated Executive’s employment other than for Good Cause during the year prior to the Change in Control but after a third party and/or Employer had taken steps reasonably calculated to effect a Change in Control and (iii) it is reasonably demonstrated by Executive that such termination of employment was in connection with or in anticipation of a Change in Control.
     (1) Employer shall pay Executive an amount equal to 242 times the sum of (a) Executive’s Base Salary plus (b) one-twelfth of his Bonus. Such amount shall be paid to Executive in a lump sum within 60 days following Executive’s

[1]	With respect to the agreement with Mr. Skaggs, the Severance Period will end 36 months following termination.

[2]	With respect to the agreement with Mr. Skaggs, the agreement provides that Mr. Skaggs would receive a payment equal to 36 times his times the sum of (a) his Base Salary plus (b) one-twelfth of his Bonus.

termination of employment.
     (2) Employer shall pay Executive an amount equal to the pro rata portion of Executive’s target annual incentive bonus compensation for the calendar year under the Annual Incentive Plan then maintained by Employer, that is applicable to the period commencing on the first day of such calendar year and ending on the date of termination. Such bonus amount shall be paid to Executive in a lump sum within 30 days after his date of termination of employment.
     (3) Executive shall receive any and all benefits accrued through the date of termination of employment under any Retirement Plan, Welfare Plan or other plan or program in which he participates at the date of termination of employment. The amount, form and time of payment of such benefits will be determined by the terms of such Retirement Plan, Welfare Plan and other plan or program. Further, Executive’s employment shall be deemed to have terminated by reason of retirement without regard to vesting limitations in all such plans and other plans or programs not subject to the qualification requirements of Section 401(a) of the Internal Revenue Code of 1986 as amended (“Code”), under circumstances that have the most favorable result for Executive thereunder for all purposes of such Plans and other plans or programs. Payment shall be made at the earliest date permitted under any such Plan or other plan or program that is not funded with a trust agreement.
     (4) If upon the date of termination of Executive’s employment Executive holds any options with respect to stock of Employer, all such options will immediately become exercisable upon such date and will be exercisable for 200 days thereafter (but not longer than the regularly scheduled term of such options). Any restrictions on stock of Employer owned by Executive on the date of termination of his employment will lapse on such date.
     (5) In lieu of a contribution by Employer to, or a reimbursement to Executive for, any coverage premiums and any other expenses payable by Executive during the Severance Period under all Welfare Plans maintained by Employer in which he and his spouse and other dependents were participating immediately prior to the date of his termination, Employer will pay to

Executive an amount equal to 130% of such coverage premiums and expenses otherwise payable during the Severance Period. Such amount shall be paid to Executive in a lump sum within 60 days following Executive’s termination of employment.
     (6) Executive shall receive outplacement services for a period commencing on the date of termination of employment and continuing until the earlier to occur of the Executive accepting other employment or 12 months after the date of termination, in an amount not to exceed $25,000.
     (7) During the Severance Period, Executive shall not be entitled to reimbursement for fringe benefits, including without limitation, dues and expenses related to club memberships, automobile expenses, expenses for professional services and other similar perquisites.
          (b) If the employment of Executive with Employer is terminated by Employer or Executive other than under circumstances set forth in subsection 3(a), Executive’s Base Salary shall be paid through the date of his termination, and Employer shall have no further obligation to Executive or any other person under this Agreement. Such termination shall have no effect upon Executive’s other rights, including but not limited to, rights under the Retirement Plans and the Welfare Plans.
          (c) Notwithstanding anything herein to the contrary, (1) in the event Employer shall terminate the employment of Executive for Good Cause hereunder, Employer shall give Executive at least thirty (30) days prior written notice specifying in detail the reason or reasons for Executive’s termination, and (2) in the event Executive terminates his employment for Good Reason hereunder, Executive shall give Employer at least 30 days prior written notice specifying in detail the Good Reason conditions. If Employer cures such conditions, any subsequent termination of employment by Executive will not be considered to be made for Good Reason.
          (d) This Agreement shall have no effect, and Employer shall have no obligations hereunder, if Executive’s employment terminates for any reason at any time other than during the 24 months following a Change in Control.
     4. Excise Tax.
          (a) In the event that a Change in Control shall occur, and a final determination is made by legislation, regulation, ruling directed to Executive or Employer, by court decision, or by independent tax counsel described in subsection (b) next below, that the aggregate amount of any payment made to Executive (1) hereunder, and (2) pursuant to any plan, program or policy of Employer in connection with, on account of, or as a result of, such Change in Control (“Total Payments”) will be subject to the excise tax provisions of Section 4999 of the Code (“Excise Tax”), or any successor section thereof, Executive shall be entitled to receive from Employer, in addition to any other amounts payable hereunder, a lump sum payment (the “Gross-Up Payment”), sufficient to cover the full cost of such excise taxes and Executive’s federal, state and local income and employment taxes on this additional payment so that the net amount retained by Executive, after the payment of all such excise taxes on the Total Payments, and all federal, state and local income and employment taxes and excise taxes on the Gross-Up Payment, shall be equal to the Total Payments. The Total Payments, however, shall be subject to any federal, state and local income and employment taxes thereon. For this purpose, Executive shall be deemed to be in the highest marginal rate of federal, state and local taxes. The Gross-Up Payment shall be made at the same time as the payments described in subsections 3(a)(1) above. Notwithstanding the foregoing provisions of this Section 4(a), if it shall be determined that Executive is entitled to the Gross-Up Payment, but that the Total Payments do not exceed 110% of the greatest amount that could be paid to Executive such that the receipt of the Total Payments will not give rise to any Excise Tax (the “Reduced Amount”), then no Gross-Up Payment shall be made to Executive and the Total Payments shall be reduced to the Reduced Amount. In the event that the Total Payments would be reduced as provided in the previous sentence, then such reduction shall be determined in a manner which has the least economic cost to Executive and, to the extent the economic cost is equivalent, the Total Payments will be reduced in the inverse order of when the Total Payments would have been made to Executive until the reduction specified is achieved.
          (b) Employer and Executive shall mutually and reasonably determine the amount of the Gross-Up Payment to be made to Executive pursuant to the preceding subsection. Prior to the making of any such Gross-Up Payment, either party may request a determination as to the amount of such Gross-Up Payment. If such a determination is requested, it shall be made promptly, at Employer’s expense, by independent tax counsel selected by Executive and approved by Employer (which approval shall not unreasonably be withheld), and such determination shall be conclusive and binding on the parties. Employer shall provide such information as such counsel may reasonably request, and such counsel may engage accountants or other experts at Employer’s expense to the extent that they deem necessary or advisable to enable them to reach a determination. The term “independent tax counsel,” as used herein, shall mean a law firm of recognized expertise in federal income tax matters that has not previously advised or represented either party.
          (c) In the event the Internal Revenue Service subsequently adjusts the excise tax computation made pursuant to subsections 4(a) and (b) above, Employer shall pay to Executive, or Executive shall pay to Employer, as the case may be, the full amount necessary to make either Executive or Employer whole had the excise tax initially been computed as subsequently adjusted, including the amount of any underpaid or overpaid excise tax, and any related interest and/or penalties due to the Internal Revenue Service. Any payment by Employer or reimbursement made by Executive pursuant to this Section 4(c) shall be paid or reimbursed by the end of the taxable year next following the taxable year in which the payment or reimbursement of taxes is made or received, as the case may be.
     5. Setoff. No payments or benefits payable to or with respect to Executive pursuant to this Agreement shall be reduced by any amount Executive or his spouse or Beneficiary, or any other beneficiary under the Pension Plans, may earn or receive from employment with another employer or from any other source, except as expressly provided in subsection 3(a)(6).
     6. Death. If Executive’s employment with Employer terminates under circumstances described in subsections 3(a) or (b), then upon Executive’s subsequent death, all unpaid amounts payable to Executive under subsections 3(a)(1), (2) or (3) or 3(b), or Section 4, if any, shall be paid to his Beneficiary.
     7. No Solicitation of Representatives and Employees. Executive agrees that he shall not, during the Term or the Severance Period, directly or indirectly, in his individual capacity or otherwise, induce, cause, persuade, or attempt to do any of the foregoing in order to cause, any representative, agent or employee of Employer to terminate such person’s employment relationship with Employer, or to violate the terms of any agreement between said representative, agent or employee and Employer.
     8. Confidentiality. Executive acknowledges that preservation of a continuing business relationship between Employer and their respective customers, representatives, and employees is of critical importance to the continued business success of Employer and that it is the active policy of Employer to guard as confidential certain information not available to the public and relating to the business affairs of Employer. In view of the foregoing, Executive agrees that he shall not during the Term and at any time thereafter, without the prior written consent of Employer, disclose to any person or entity any such confidential information that was obtained by Executive in the course of his employment by Employer. This section shall not be applicable if and to the extent Executive is required to testify in a legislative, judicial or regulatory proceeding pursuant to an order of Congress, any state or local legislature, a judge, or an administrative law judge or is otherwise required by law to disclose such information.
     9. Forfeiture. If Executive shall at any time violate any obligation of his under Sections 7 or 8 in a manner that results in significant damage to the Employer or its business, he shall immediately forfeit his right to any benefits under this Agreement, and Employer shall thereafter have no further obligation hereunder to Executive or his spouse, Beneficiary or any other person.
     10. Executive Assignment. No interest of Executive, his spouse or any Beneficiary, or any other beneficiary under the Pension Plans, under this Agreement, or any right to receive any payment or distribution hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, Executive or his spouse, Beneficiary or other beneficiary, including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings.
     11. Benefits Unfunded. All rights under this Agreement of Executive and his spouse, Beneficiary or other beneficiary under the Pension Plans, shall at all times be entirely unfunded, and no provision shall at any time be made with respect to segregating any assets of Employer for payment of any amounts due hereunder. None of Executive, his spouse, Beneficiary or any other beneficiary under the Pension Plans shall have any interest in or rights against any specific assets of Employer, and Executive and his spouse, Beneficiary or other beneficiary shall have only the rights of a general unsecured creditor of Employer.
     12. Waiver. No waiver by any party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provisions or conditions at the same time or at any prior or subsequent time.
     13. Litigation Expenses. Following the occurrence of Change in Control, Employer shall pay Executive’s reasonable attorneys’ fees and legal expenses in connection with any judicial proceeding to enforce this Agreement, or to construe or determine the validity of this Agreement or otherwise in the event Executive is successful in one material claim in such litigation. Such reimbursement shall occur by March 15 of the calendar year after the calendar year in which such reimbursement obligation was finally determined.
     14. Continuing Indemnification and Advancement of Expenses. Following the occurrence of a Change in Control, to the full extent permitted by law, Employer shall indemnify Executive against any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, arising by reason of Executive’s status as a director, officer, employee and/or agent of Employer. In addition, to the extent permitted by law, Employer shall advance or reimburse any expenses, including reasonable attorney’s fees, Executive incurs in investigating and defending any actual or threatened action, suit or proceeding for which Executive may be entitled to indemnification under this Section 14. Executive agrees to repay any expenses paid or reimbursed by Employer if it is ultimately determined that Executive is not legally entitled to be indemnified by Employer.
     15. Applicable Law. This Agreement shall be construed and interpreted pursuant to the laws of Indiana.
     16. Entire Agreement. This Agreement contains the entire Agreement between the Employer and Executive and supersedes any and all previous agreements; written or oral; between the parties relating to the subject matter hereof. For the avoidance of doubt, if Executive becomes entitled to the benefits under this Agreement, Executive shall not be eligible for any duplicative benefits under any other agreement, offer letter, plan, program or policy. No amendment or modification of the terms of this Agreement shall be binding upon the parties hereto unless reduced to writing and signed by Employer and Executive.
     17. No Employment Contract. Nothing contained in this Agreement shall be construed to be an employment contract between Executive and Employer or provide Executive with the right to continued Employment with Employer.
     18. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original.
     19. Severability. In the event any provision of this Agreement is held illegal or invalid, the remaining provisions of this Agreement shall not be affected thereby.
     20. Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives and successors.
     21. Employment with an Affiliate. For purposes of this Agreement, (A) employment or termination of employment of Executive shall mean employment or termination of employment with Employer and all Affiliates, (B) Base Salary and Bonus shall include remuneration received by Executive from Employer and all Affiliates, and (C) the terms Pension Plan, Retirement Plan and Welfare Plan maintained or made available by Employer shall include any such plans of any Affiliate of Employer.
     22. Notice. Notices required under this Agreement shall be in writing and sent by registered mail, return receipt requested, to the following addresses or to such other address as the party being notified may have previously furnished to the other party by written notice:

If to Employer:	NiSource Inc.

801 E. 86th Avenue
Merrillville, Indiana 46410
Attention: Robert D. Campbell

If to Executive:

     23. 409A Savings Clause. Employer and Executive intend that this Agreement be interpreted in a manner that is compliant with Code Section 409A so that Executive does not incur additional taxes or penalties under Code Section 409A. If and to the extent that any payment or benefit under this Agreement is determined by Employer to constitute “non-qualified deferred compensation” subject to Code Section 409A and is payable to Executive by reason of Executive’s termination of employment, then (a) such payment or benefit shall be made or provided to Executive only upon a “separation from service” as defined for purposes of Code Section 409A under applicable regulations and (b) if Executive is a “specified employee” (within the meaning of Code Section 409A and as determined by Employer), such payment or benefit shall not be made or provided before the date that is six months after the date of Executive’s separation from service (or Executive’s earlier death). Any amount not paid in respect of the six month period specified in the preceding sentence will be paid to Executive in a lump sum after the expiration of such six month period. Any such payment or benefit shall be treated as a separate payment for purposes of Section Code 409A to the extent Code Section 409A applies to such payments.
     IN WITNESS WHEREOF, Executive has hereunto set his hand, and Employer has caused these presents to be executed in its name on its behalf, all on the ___ day of ____, 20___.

NISOURCE INC.

By: Title:

EXECUTIVE